Exhibit 10.7

Entropic Communications, Inc.

Amended and Restated 2007 Executive Bonus Plan

A.	Purpose: The purpose of the Entropic Communications, Inc. Amended and Restated 2007 Executive Bonus Plan (the “Plan”) is to financially reward all executive officers, including all vice presidents, and director level employees (each a “Participant”) for their contributions to the success of Entropic Communications, Inc. (the “Company”).

B.	Effective Date: This plan is effective for fiscal and calendar year 2007 beginning January 1, 2007 and ending December 31, 2007.

C.	Change in Plan: The Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”), reserves the right to modify, suspend or terminate the Plan in total or in part, at any time or from time to time (an “Amendment”). Any such Amendment must be approved by the Board or the Committee. Payments made pursuant to the Plan are made at the discretion of the Board or the Committee, as applicable.

D.	Form of Payment; Tax Withholding: A Participant’s Actual Bonus, the CEO Actual Bonus and the VP Actual Bonus (each as defined below), if any, shall be paid in cash, unless otherwise specified by the Board or the Committee. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with an Actual Bonus paid pursuant to this Plan.

E.	Entire Agreement: This Plan is the entire agreement between the Company and the Participants regarding the subject matter of this Plan and supersedes all prior compensation or bonus plans or any written or verbal representations regarding the subject matter of this Plan.

F.	Eligibility: To be eligible for an annual payment, Participants must be:
•	in a bonus-eligible position for a minimum of 180 calendar days;
•	an active employee on December 31, 2006; and
•	employed on the date the bonus payment is made.

If a Participant’s employment is terminated prior to the date the bonus payment is made, the Participant is not eligible for any partial payment, except in the discretion of the Board or the Committee.

G.	Target and Actual Bonus: The target bonus is the annual amount each Participant (not including the Chief Executive Officer and the Vice President of Worldwide Sales) is eligible to receive in bonus payment if target objectives (Participant Company Objectives and Participant Objectives, both as defined below) are met at 100% (the “Participant Target Bonus”). The Participant Target Bonus amount will be communicated to each individual Participant. The actual bonus paid will be based on the percentage of achievement of the target objectives, which are the Participant Company Objectives and Participant Objectives (the “Participant Actual Bonus”).
•	The Participant Company Objectives are comprised of three objectives:
1.	Annual Revenue Goal with Operational Expenses at or under budget (30% of target bonus, 40% if Annual Revenue Goal is achieved at an exceedingly high level)
2.	Gross Profit Margin Goal (20% of target bonus)
3.	Design/Segment wins (50% of target bonus, 10% for each of 5 objectives)

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Participant Objectives are established for the individual Participant by the Company and/or the Board or Committee and achievement of each individual’s POs is assessed by each Participant’s manager during the semi-annual and annual performance reviews.

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After multiplying the Participant Target Bonus amount by the appropriate percentage achieved from the Participant Company Objectives (as stated above), the remaining percentage of the Participant Target Bonus will use the following multiplier to calculate the final Participant Target Bonus percentage amount:

¡	If a Participant receives a review rating of more than “3” (4 or 5) during their semi-annual and annual performance reviews, no bonus will be paid.
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If a Participant receives a review rating of “3” during their semi-annual and annual performance reviews, then the Participant is eligible for 80% of the Participant Target Bonus remaining after applying the Participant Company Objectives multiplier.

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If a Participant receives a review rating of “2” during their semi-annual and annual performance reviews, then the Participant is eligible for 100% of the Participant Target Bonus remaining after applying the Participant Company Objectives multiplier.

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If a Participant receives a review rating of “1” during their semi-annual and annual performance reviews, then the Participant is eligible for 110% of the Participant Target Bonus remaining after applying the Participant Company Objectives multiplier.

H.	Chief Executive Officer Target and Actual Bonus: The target bonus for the Chief Executive Officer (the “CEO”) is the annual amount he is eligible to receive in bonus payment if his individual objectives (the “CEO Objectives”) (as set forth below) are met at 100% (the “CEO Target Bonus”). The CEO Target Bonus amount is 50% of his base salary for fiscal 2007. The actual bonus paid to the CEO (the “CEO Actual Bonus”) will be based on the percentage of achievement of the CEO Objectives.
•	The CEO Objectives are comprised of three objectives:
1.	Annual Revenue Goal (30% of Target Bonus, 40% if Annual Revenue Goal is achieved at an exceedingly high level)
2.	Quarterly Gross Profit Margin Goal (30% of Target Bonus, 10% for each of Q2, Q3 and Q4)
3.	Segment Goals (50% of target bonus, 10% for each of 4 objectives, plus an additional 10% for achievement of a “stretch” goal)

I.	Vice President of Worldwide Sales Target and Actual Bonus: The target bonus for the Vice President of Worldwide Sales (the “VP”) is the annual amount he is eligible to receive in bonus payment if his individual objectives (the “VP Objectives”) (as set forth below) are met at 100% (the “VP Target Bonus”). The VP Target Bonus amount is $126,250, with an upside of $236,250. The actual bonus paid to the VP (the “VP Actual Bonus”) will be based on the percentage of achievement of the VP Objectives.
•	The VP Objectives are comprised of five objectives:
1.	Design Wins ($50,000, $10,000 for each of 5 objectives)
2.	Dollar Revenue Forecast Accuracy ($7,500 for each quarter, $30,000 total)
3.	Commissions from sales (target of $56,250)
4.	Achieving pre-determined annual revenue goals while exceeding the 2007 quarterly pricing plan ($50,000)
5.	Achieving a pre-determined “stretch” annual revenue goal while exceeding the 2007 quarterly pricing plan ($50,000)